April 2012 Preliminary Terms No. 166 Registration Statement No. 333-178081 Dated April 16, 2012 Filed pursuant to Rule 433

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index
Global Medium Term Notes, Series F

As further described below, subject to the automatic early redemption feature, interest will accrue and be payable on the notes monthly, in arrears, at a rate of: (i) in Year 1: 9.00% per annum and (ii) in Years 2 to maturity: 9.00% per annum for each day that (A) the 30-Year Constant Maturity Swap Rate (“30CMS”) is greater than or equal to the 2-Year Constant Maturity Swap Rate (“2CMS”) and (B) the closing level of the S&P 500® Index is greater than or equal to 990.  Beginning April 30, 2017, the notes will be automatically redeemed on any monthly early redemption date if the closing level of the S&P 500® Index is greater or equal to the initial index level (as defined below) on the related observation date prior to such early redemption date.  The notes provide investors with the opportunity to earn interest at a higher rate in exchange for taking the risk of receiving no interest during the floating interest rate period with respect to any day on which long-term interest rates, as measured by 30CMS, are less than short-term interest rates, as measured by 2CMS, or on which the level of the S&P 500® Index is below the index reference level.  Investors also take the risk of the notes being redeemed as early as on April 30, 2017.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Stated principal amount:	$1,000 per note
Issue price:	At variable prices
Pricing date:	April , 2012
Original issue date:	April 30, 2012 ( business days after the pricing date)
Interest accrual date:	April 30, 2012
Maturity date:	April 30, 2032
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest rate:
From and including the original issue date to but excluding April 30, 2013: 9.00% per annum
From and including April 30, 2013 to but excluding the maturity date (the “floating interest rate period”):
(x) 9.00% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which (i) the level of the CMS reference index is greater than or equal to the CMS reference index strike and (ii) the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day during the floating interest rate period the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.

Interest payment period:	Monthly
Interest payment dates:
The 30th day of each month (or, in the case of February, the last calendar day of such month), beginning May 30, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Automatic early redemption:
Beginning April 30, 2017, the notes will be automatically redeemed in whole on any monthly early redemption date if the index closing value is greater than or equal to the initial index level on the related observation date prior to such early redemption date.
Upon automatic early redemption, we will pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption.

CMS reference index:	30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate, expressed as a percentage. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:	0.00%
CMS reference index cutoff:
Floating interest rate period:  The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index on such third U.S. government securities business day prior to such interest payment date.

Index:	The S&P 500® Index
Index closing value:	The daily closing value of the index. Please see “Additional Provisions—The S&P 500® Index” below.
Index reference level:	990
Initial index level:	The index closing value on April 25, 2012.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Services LLC
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commissions(1)	Proceeds to Issuer
Per Note:	At variable prices	$	$
Total:	At variable prices	$	$
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to $        per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Terms continued from previous page:
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such third index business day prior to such interest payment date.

Early redemption dates:	The 30th day of each month (or, in the case of February, the last calendar day of such month) beginning April 30, 2017.
Observation dates:	The third (3) index business day prior to the related early redemption date.
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QBB9 / US61760QBB95
Book-entry or certificated note:	Book-entry
Business day:	New York
Issuer ratings:
S&P: A- (negative outlook); Fitch: A*
These ratings have been assigned to the issuer and are not individual note ratings. They reflect each rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by each rating agency reflects only the view of that rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by that rating agency in its sole discretion. Any rating should be evaluated independently of any other rating.  We may apply to have the notes individually rated or the rating agencies may independently decide to issue a rating.  In either case, we can give you no assurance that such a rating will be the same as the issuer ratings listed above.
* If Fitch were to independently rate the notes, we expect that they would add the suffix “(emr)” to the rating in order to identify the embedded market risk associated with the determination of the interest payable on the notes, if any.

April 2012	Page 2

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

The Notes

The notes offered are debt securities of Morgan Stanley.  Subject to the automatic early redemption feature, interest on the notes will accrue and be payable monthly, in arrears, at an annual rate of: (i) in Year 1: 9.00% and (ii) in Years 2 to maturity: 9.00% per annum for each day that (A) the 30-Year Constant Maturity Swap Rate (“30CMS”) is greater than or equal to the 2-Year Constant Maturity Swap Rate (“2CMS”) and (B) the closing level of the S&P 500® Index is greater than or equal to 990.  Beginning April 30, 2017, the notes will be automatically redeemed on any monthly early redemption date if the index closing value of the S&P 500® Index is greater than or equal to the initial index level on the related observation date prior to such early redemption date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount of each note is $1,000, and the issue price is variable. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 30CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 30CMS level shall be the 30CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 2CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 2CMS level shall be the 2CMS level on the immediately preceding U.S. government securities business day. This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index in effect on such third U.S. government securities business day prior to such interest payment date.

April 2012	Page 3

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, any such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

The S&P 500® Index

The S&P 500® Index (the “index”), which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index publisher”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A–The S&P 500® Index” in this document and “S&P 500® Index” in the accompanying index supplement.

Index Closing Value Fallback Provisions

The index closing value on April 25, 2012 and any calendar day during the term of the notes on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the index publisher or its successor, or in the case of any successor index, the official closing value for any such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such third index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.   In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The S&P 500® Index—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

April 2012	Page 4

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” herein.

Hypothetical Examples

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any month in the floating interest rate period based on the total number of calendar days in a monthly interest payment period on which the level of the CMS reference index is greater than or equal to the CMS reference index strike and the index closing value is greater than or equal to the index reference level. The table assumes that the interest payment period contains 30 calendar days and reflects an interest rate of 9.00% per annum.

The example below is for purposes of illustration only and would provide different results if different assumptions were made.  The actual monthly interest payments will depend on the actual number of calendar days in each interest payment period and the actual level of the CMS reference index and index closing value on each day.  The applicable interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.

N	Hypothetical Interest Rate
0	0.0000%
5	1.5000%
10	3.0000%
15	4.5000%
20	6.0000%
25	7.5000%
30	9.0000%

Beginning April 30, 2017, the notes will be automatically redeemed on any monthly early redemption date if the index closing value is greater than or equal to the initial index level on the related observation date prior to such early redemption date.  Upon any automatic early redemption, investors will receive the stated principal amount plus any accrued and unpaid interest. Investors will receive no further interest or other payments after the early redemption as the notes will be no longer outstanding.

April 2012	Page 5

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Historical Information

CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 1, 1997 to April 12, 2012.  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  We cannot give you any assurance that the level of the CMS reference index will be greater than or equal to the CMS reference index strike on any day of any interest payment period during the floating interest rate period.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the CMS reference index level.

The bold line in the graph above represents the CMS reference index strike of 0.00%.

Historical period
Total number of days in historical period	5,581
Number of days that CMS reference index was greater than or equal to 0.00%	5,568
Number of days that CMS reference index was less than 0.00%	13

The historical performance shown above is not indicative of future performance. The CMS reference index level may in the future be negative for extended periods of time.  During the floating interest rate period, you will not receive interest for any day that the CMS reference index is negative.

Moreover, during the floating interest rate period, even if the CMS reference index level is greater than or equal to zero on any day, if the S&P 500® Index level is less than the index reference level on that day, you will not receive any interest for that day.

April 2012	Page 6

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for the index for each quarter in the period from January 1, 2007 through April 12, 2012.  The graph following the table sets forth the daily index closing values for the period from January 1, 1997 through April 12, 2012.  The index closing value on April 12, 2012 was 1,387.57.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on any day of any interest payment period during the floating interest rate period.  The payment of dividends on the stocks that constitute the index are not reflected in its level and, therefore, have no effect on the calculation of the payment of interest.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through April 12, 2012)	1,419.04	1,358.59	1,387.57

April 2012	Page 7

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

*The bold line in the graph above represents the index reference level of 990.

Historical period
Total number of days in the historical period, beginning on February 2, 1998**	5,184
Number of days on or after February 2, 1998 that the index closing value was greater than or equal to 990	4,479
Number of days on or after February 2, 1998 that the index closing value was less than 990	705
** From the inception of the S&P 500® Index until February 2, 1998, its closing value was less than 990.

April 2012	Page 8

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS, 2CMS and the index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any monthly interest payment period during the floating interest rate period that the interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  To the extent that the level of the CMS reference index is less than the CMS reference index strike or that the index closing value is less than the index reference level during the floating interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
Automatic early redemption risk.  Beginning April 30, 2017, the notes will be automatically redeemed if the level of the index is greater than or equal to the initial index level on any monthly observation date.  Whether the notes are automatically redeemed depends solely on the performance of the S&P 500 Index and neither the issuer nor any investor will have any control over whether the redemption occurs.  If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments on the notes redeemed and may have to re-invest the proceeds in a lower rate environment and may not be able to reinvest at comparable terms or returns.  The notes can be redeemed as early as on April 30, 2017.

▪
Initial index level is set on April 25, 2012.  The initial index level will be the index closing value on April 25, 2012 and therefore you will not know the initial index level until that time.  The initial index level is referenced solely for the purpose of determining whether the notes will be redeemed on any early redemption date.

▪
The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day.  Because the level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day, if the level of the CMS reference index on that U.S. government securities business day is less than the CMS reference index strike, you will not receive any interest in respect of those three days even if the level of the CMS reference index as actually calculated on any of those days were to be greater than or equal to the CMS reference index strike.

▪
The index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value for such third day. Because the index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value on such third day, if the index closing value for that index business day is less than the index reference level, you will not receive any interest in respect of any days on or after that third index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪
The historical performance of 30CMS, 2CMS and the index are not an indication of future performance. Historical performance of 30CMS, 2CMS and the index should not be taken as an indications of their future performance during the term of the notes.  Changes in the levels of 30CMS, 2CMS and the index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

April 2012	Page 9

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, early redemption dates and at maturity and therefore investors are subject to our credit risk. The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of 30CMS and 2CMS, (ii) changes in the level of the index closing value, (iii) volatility of 30CMS and 2CMS, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads and (viii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Variable Pricing Risk

▪
The price you pay for the notes may be higher than the prices paid by other investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in

April 2012	Page 10

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically, or with respect to the index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

Index Specific Risk Factors

▪
Adjustments to the index could adversely affect the value of the notes.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the notes.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

▪
You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪	Investing in the notes is not equivalent to investing in the index or the stocks underlying the index. Investing in the notes is not equivalent to investing in the index or its component stocks.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level during the term of the notes.

April 2012	Page 11

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on April 30, 2012, which will be the              scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $        per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes.  It is unclear, however, whether the notes should be treated as “contingent payment debt instruments” or “variable rate debt instruments” due to the lack of any controlling legal authority.  We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Optionally Exchangeable Notes.”  In the opinion of our counsel, under current law and based on current market conditions, this treatment of the notes is reasonable; however, our counsel has advised us that they are unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that the notes could also be treated as “variable rate debt instruments” for U.S. federal income tax purposes, in which case the timing and character of the interest income and gain or loss with respect to the notes could be significantly affected.  The following discussion is based on the treatment of the notes as contingent payment debt instruments.

Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on April 12, 2012, the “comparable yield” would be a rate of 6.59% per annum, compounded monthly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

April 2012	Page 12

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

April 2012	Page 13

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

Annex A—The S&P 500® Index

The S&P 500® Index. The S&P 500® Index (the “index”), which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index publisher”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index —License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

If S&P discontinues publication of the index and S&P or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

April 2012	Page 14

Senior Fixed to Floating Rate Notes due April 30, 2032
CMS Curve and S&P 500® Index Linked Range Accrual Notes With Automatic Redemption Based on the S&P 500® Index

If the publication of the index is discontinued and such discontinuance is continuing at any time when the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company (“DTC”), as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

April 2012	Page 15